                                                                    EXHIBIT 12.1

                           HMT TECHNOLOGY CORPORATION

     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS EXCEPT RATIOS)

                                                          YEARS ENDED MARCH 31,
                                        ----------------------------------------------------------
                                          1992         1993         1994        1995        1996
                                        --------     --------     --------     -------     -------
Income (loss) before income tax
  provision (benefit) and
  extraordinary debt extinguishment
  costs...............................  $(21,085)    $(17,280)    $(17,303)    $(8,921)    $50,096
  Less: capitalized interest..........       865          277           58           8         278
                                        --------     --------     --------     -------     -------
                                         (21,950)     (17,557)     (17,361)     (8,929)     49,818
Fixed charges:
  Extraordinary debt extinguishment
     costs............................        --           --           --          --       1,819
  Interest expense....................     5,102        4,840        6,033       6,966       8,766
  Capitalized interest................       865          277           58           8         278
                                        --------     --------     --------     -------     -------
     Total fixed charges..............     5,967        5,117        6,091       6,974      10,863
                                        --------     --------     --------     -------     -------
Earnings before income taxes and fixed
  charges.............................  $(15,983)    $(12,440)    $(11,270)    $(1,955)    $60,681
                                        ========     ========     ========     =======     =======
Ratio of earnings to fixed
  charges(1)..........................        --           --           --          --         5.6
                                        ========     ========     ========     =======     =======

- ---------------
(1) Earnings were inadequate to cover fixed charges for all periods prior to fiscal 1996.